EXHIBIT 99.2

Outlook
“We currently see few signs that the manufacturing sector of the economy will begin to rebound in the near term,” Brown said. “Given these circumstances, third-quarter operating results, excluding the consolidation and related expenses, are likely to approximate those of the second quarter. Thanks to our cost-cutting efforts, however, and assuming no further deterioration in our markets, we believe we will begin to show sequential quarter-to-quarter profit improvement beginning in the fourth quarter.

“Equally important, we are preparing for the eventual upturn. We are actively implementing new quality and process improvement projects at all levels throughout our organization aimed at enhancing our products and customer services and making us more efficient. We are confident, therefore, that whenever the recovery comes, Milacron will be in an excellent competitive position to take advantage of it,” Brown said.

The forward-looking statements above by their nature involve risks and uncertainties that could significantly impact operations, markets, products and expected results. For further information please refer to the Cautionary Statement included in the company’s most recent Form 10-Q on file with the Securities and Exchange Commission.

Estimates and Projections for Financial Modeling

Note: The amounts below are approximate working estimates, around which an even wider range of numbers could be used for financial modeling purposes. These estimates, by their nature, involve a great number of risks and uncertainties. Actual results may differ as these risks and uncertainties could significantly impact the company's markets, products and operations. For further information please refer to the Cautionary Statement included in Item 2 of the company's most recent Form 10-Q, on file with the Securities and Exchange Commission.

Updated: July 27, 2001

(In millions)	Quarter Ended	Year Ended

	Sept. 30, 2001	Dec. 31, 2001

Projected Profit & Loss Items
Sales	$300-320	$1,300-1,330
Plastics technologies	155-165	680-700
Metalworking technologies	145-155	620-630
Segment earnings
Plastics technologies	0-1	15-17
Metalworking technologies	6-7	32-34
Corporate and unallocated expenses(1)	5-6	23-25
Interest expense	10-11	39-41
Tax credit (2)	(9)-(10)	(18)-(20)
After-tax minority interest (3)	1	3-4
Restructure charge after tax (4)	7-9	9-12
Average diluted shares outstanding	33.3	33.4

Projected Cash Flow & Balance Sheet Items
Depreciation	12-14	48-52
Amortization	3.0-3.5	13-14
Working capital - increase (decrease)	(10)-0	40-50
Capital expenditures	8-10	35-40
Total debt	555-575	540-570
Debt-to-capital ratio	54-56%	54-56%

Comments & Explanations

Note:	Projections above assume current foreign exchange rates and no acquisitions, divestitures, or further stock repurchase.

	1	Corporate and unallocated expenses Includes corporate expenses and financing costs related to the sale of accounts receivable.
	2	Tax credit Expected due to geographic mix of earnings: a) full tax benefits on operating losses in the U.S., and b) low effective tax rates for certain profitable European businesses.
	3	After-tax minority interest Usually weighted to the second half of the year.
	4	Restructure charge $12-14 million before tax in Quarter 3, $15-18 million before tax in total year 2001.